EXHIBIT 99.4

RIVERHEAD NETWORKS, INC.

2001 STOCK OPTION

AND RESTRICTED STOCK AGREEMENT

1.	GRANT OF OPTION

a)	Option. On the terms and conditions set forth in the Notice of Stock Option Grant and this Agreement, the Company grants to the Grantee on the Date of Grant the Option to purchase at the Exercise Price the number of Shares set forth in the Notice of Stock Option Grant. In the case of Incentive Stock Options, the Exercise Price is agreed to be at least 100% of the Fair Market Value per Share on the Date of Grant (110% of Fair Market Value, if Section 10 of the Plan applies). This Option is intended to be the Type of Option (an Incentive Stock Option, a Nonstatutory Option, a 102 Option or a 3(9) Option) which is indicated by a check mark on the Notice of Stock Option Grant to which this Agreement is attached.

b)	Stock Plan and Defined Terms. This Option is granted pursuant to the Plan, a copy of which is attached to the Notice of Stock Option Grant as Exhibit A. The provisions of the Plan, and if applicable, the Trust Agreement, are incorporated into this Agreement by this reference. Capitalized terms unless otherwise defined in this Agreement, shall have the meanings assigned to them in the Plan.

2.	RIGHT TO EXERCISE.

a)	Exercisability. Subject to Subsection (b) and the other conditions set forth in this Agreement, all or part of the vested portion of this Option may be exercised prior to its expiration at the time or times set forth in the Notice of Stock Option Grant. Shares purchased by exercising this Option may be subject to the Right of First Refusal under any agreement governing the subject matter as in effect from time to time, including, without limitation that certain Stockholder Agreement, dated March 21, 2001.

b)	If the Option is designated as an ISO then:

(i)	$100,000 Limitation. The Grantee’s right to exercise this Option shall be deferred to the extent (and only to the extent) that this Option otherwise would not be treated as an ISO by reason of the $100,000 annual limitation under Section 422(d) of the Code, except that the Grantee’s right to exercise this Option shall no longer be deferred if (i) the Company is subject to a Merger/Sale, as defined in the Plan, before the Grantee’s Service terminates, (ii) this Option does not remain outstanding, (iii) this Option is not assumed by the surviving corporation or its parent and (iv) the surviving corporation or its parent does not substitute an option with substantially the same terms for this Option; and

(ii)	Stockholders’ Approval. Notwithstanding any other provision of this Agreement, no portion of this Option shall be exercisable at any time prior to the approval of the Plan by the Company’s stockholders.

3.	NO TRANSFER OR ASSIGNMENT OF OPTION.

Except as otherwise provided in this Agreement, this Option and the rights and privileges conferred hereby shall not be sold, pledged or otherwise transferred (whether by operation of law or otherwise) and shall not be subject to sale under execution, attachment, levy or similar process.

4.	EXERCISE PROCEDURES.

a)	Notice of Exercise. The Grantee or the Grantee’s representative may exercise this Option by giving written notice to the Company pursuant to Section 13(e) hereof. The notice shall specify the election to exercise this Option, the number of Shares for which it is being exercised and the form of payment. The notice shall be signed by the person exercising this Option. In the event that this Option is being exercised by the representative of the Grantee, the notice shall be accompanied by proof (satisfactory to the Company) of the representative’s right to exercise this Option. The Grantee or the Grantee’s representative shall deliver to the Company, at the time of giving the notice, payment in a form permissible under Section 5 for the full amount of the Exercise Price.

b)	Issuance of Shares. After receiving a proper notice of exercise, the Company shall cause to be issued a certificate or certificates for the Shares as to which this Option has been exercised, registered in the name of the person exercising this Option (or in the names of such person and his or her spouse as community property or as joint tenants with right of survivorship). The Company shall cause such certificate or certificates to be deposited in escrow or delivered to or upon the order of the person exercising this Option. In the case of 102 Stock Options, the Company shall cause to be issued a certificate or certificates for the Shares as to which this Option has been exercised, registered in accordance with the provisions of Section 7 of the Plan.

c)	Withholding Taxes. In the event that the Company determines that it is required to withhold any tax as a result of the exercise of this Option, the Grantee, as a condition to the exercise of this Option, shall make arrangements satisfactory to the Company to enable it to satisfy all withholding requirements. The Grantee shall also make arrangements satisfactory to the Company to enable it to satisfy any withholding requirements that may arise in connection with the vesting or disposition of Shares purchased by exercising this Option.

5.	PAYMENT FOR SHARES.

a)	Cash. All or part of the Exercise Price may be paid in cash or in any other manner pursuant to Section 6.4 of the Plan.

b)	Exercise/Sale. If the Shares are publicly traded, all or part of the Exercise Price and any withholding taxes may be paid by the delivery (on a form prescribed by the Company) of an irrevocable direction to a securities broker approved by the Company to sell Shares and to deliver all or part of the sales proceeds to the Company.

c)	Exercise/Pledge. If the Shares are publicly traded, all or part of the Exercise Price and any withholding taxes may be paid by the delivery (on a form prescribed by the Company) of an irrevocable direction to pledge Shares to a securities broker or lender approved by the Company, as security for a loan, and to deliver all or part of the loan proceeds to the Company.

6.	TERM AND EXPIRATION.

a)	Basic Term. This Option shall in any event expire on the expiration date set forth in the Notice of Stock Option Grant, which date is 10 years after the Date of Grant (five years after the Date of Grant if this Option is designated as an ISO in the Notice of Stock Option Grant and Section 10 of the Plan applies).

b)	Expiration of Option in connection with Termination of Service. If the Grantee’s Service terminates for any reason, then this Option shall expire in accordance with the provisions of Section 6.6 and 6.7 of the Plan.

c)	Leaves of Absence. For any purpose under this Agreement, Service shall be deemed to continue while the Grantee is on a bona fide leave of absence, if such leave was approved by the Company in writing and if continued crediting of Service for such purpose is expressly required by the terms of such leave or by applicable law (as determined by the Company).

d)	Notice Concerning ISO Treatment. If this Option is designated as an ISO in the Notice of Stock Option Grant, it ceases to qualify for favorable tax treatment as an ISO to the extent it is exercised (i) more than three months after the date the Grantee ceases to be an Employee for any reason other than death or Disability, (ii) more than 12 months after the date the Grantee ceases to be an Employee by reason of Disability or (iii) after the Grantee has been on a leave of absence for more than 90 days, unless the Grantee’s reemployment rights are guaranteed by statute or by contract.

7.	RIGHT OF FIRST REFUSAL; WAIVER.

a)	Right of First Refusal. Prior to an Initial Public Offering, in the event that the Grantee proposes to sell, transfer pledge or otherwise dispose to a third party any Shares acquired under this Agreement, or any interest in such Shares, the stockholders of the Company may have the Right of First Refusal with respect to all (and not less than all) of such Shares. Said sale, transfer, pledge or other disposition of the Shares shall be done only in accordance with any agreement governing the subject matter as in effect at such time and from time to time, including, without limitation that certain Stockholder Agreement, dated March 21, 2001, and no such sale, transfer, pledge or other disposition of the Shares shall have any force and effect if done in contravention of said agreements.

b)	Additional Shares of Substituted Securities. In the event of the declaration of a stock dividend, the declaration of an extraordinary dividend payable in a form other than stock, a spin-off, a stock split, an adjustment in conversion ratio, a recapitalization or a similar transaction affecting the Company’s outstanding securities without receipt of consideration, any new, substituted or additional securities or other property (including money paid other than as an ordinary cash dividend) which are by reason of such transaction distributed with respect to any Shares subject to this Section 7 or into which such Shares thereby become convertible shall immediately be subject to this Section 7. Appropriate adjustments to reflect the distribution of such securities or property shall be made to the number and/or class of the Shares subject to this Section 7, provided that any adjustment so made shall maintain the proportionate number of Shares without changing the aggregate Exercise Price.

c)	Waiver. As a condition to the receipt of the Option and its exercise into Shares, Grantee hereby irrevocably waives any right of first refusal with respect to any sale, transfer, pledge or other disposition to a third party of any shares in the Company by other stockholders, if such right was so provided in any agreement governing the subject matter as in effect from time to time, including, without limitation that certain Stockholder Agreement, dated March 21, 2001. The stockholders of the Company are entitled to rely on this irrevocable waiver.

8.	BRING ALONG RIGHTS.

The Grantee hereby undertakes to be subject to Bring Along Rights with respect to any and all Shares as to which this Option has been exercised into (including any stock dividend, a spin-off, a stock split, an adjustment in conversion ratio, a recapitalization or a similar transaction affecting the Company’s outstanding securities without receipt of consideration, any new, substituted or additional securities which are by reason of such transaction distributed with respect to any Shares) in accordance with Section 6 of that certain Stockholder Agreement, dated March 21, 2001, and any agreement governing the subject matter as shall be in effect at such time and from time to time, notwithstanding any other rights of first refusal or other rights contained herein or therein which shall not apply.

9.	LEGALITY OF INITIAL ISSUANCE.

No Shares shall be issued upon the exercise of this Option unless and until the Company has determined that:

a)	It and the Grantee have taken any actions required to register the Shares under the Securities Act or to perfect an exemption from the registration requirements thereof;

b)	Any applicable listing requirement of any stock exchange or other securities market on which the Shares are listed has been satisfied; and

c)	Any other applicable provision of state or federal law has been satisfied.

10.	NO REGISTRATION RIGHTS.

The Company may, but shall not be obligated to, register or qualify the sale of Shares under the Securities Act or any other applicable law. The Company shall not be obligated to take any affirmative action in order to cause the sale of Shares under this Agreement to comply with any law.

11.	RESTRICTIONS ON TRANSFER.

a)	Securities Law Restrictions. Regardless of whether the offering and sale of Shares under the Plan have been registered under the Securities Act or have been registered or qualified under the securities laws of any state or other jurisdiction, the Company at its discretion may impose restrictions upon the sale, pledge or other transfer of such Shares (including the placement of appropriate legends on the certificates evidencing the Shares or the imposition of stop-transfer instructions) if, in the judgment of the Company, such restrictions are necessary or desirable in order to achieve compliance with the Securities Act, the securities laws of any state or any other law.

b)

Market Stand-Off. In connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act or equivalent law in another jurisdiction, including the Company’s Initial Public Offering, the Grantee shall not directly or indirectly sell, make any short sale of, loan, hypothecate, pledge, offer, grant or sell any Option or other contract for the purchase of, purchase any Option or other contract for the sale of, or otherwise dispose of or transfer, or agree to engage in any of the foregoing transactions with respect to, any Shares acquired under this Agreement without the prior written consent of the Company or its underwriters. Such restriction (the “Market Stand-Off”) shall be in effect for such period of time following the date of the final prospectus for the offering as may be requested by the Company or such underwriters. In no event, however, shall such period exceed 180 days. In the event of the declaration of a stock dividend, a spin-off, a stock split, an adjustment in conversion ratio, a recapitalization or a similar transaction affecting the Company’s outstanding securities without receipt of consideration, any new, substituted or additional securities which are by reason of such transaction distributed with respect to any Shares subject to the Market Stand-Off, or into which such Shares thereby become convertible, shall immediately be subject to the Market Stand-Off. In order to enforce the Market Stand-Off, the Company may impose stop-transfer instructions with respect to the Shares acquired under this Agreement until the end of the applicable stand-off period. The Company’s underwriters shall be beneficiaries of the agreement set forth in this Subsection (b). This Subsection (b) shall not apply to Shares registered in the public offering under the Securities Act or equivalent law in another jurisdiction, and the Grantee shall be subject to this Subsection (b) only if the directors and officers of the Company are subject to similar arrangements.

c)	Investment Intent at Grant. The Grantee represents and agrees that the Shares to be acquired upon exercising this Option will be acquired for investment, and not with a view to the sale or distribution thereof.

d)	Investment Intent at Exercise. In the event that the sale of Shares under the Plan is not registered under the Securities Act but an exemption is available which requires an investment representation or other representation, the Grantee shall represent and agree at the time of exercise that the Shares being acquired upon exercising this Option are being acquired for investment, and not with a view to the sale or distribution thereof, and shall make such other representations as are deemed necessary or appropriate by the Company and its counsel.

e)	Legends. All certificates evidencing Shares purchased under this Agreement shall bear the following legend, in accordance with any agreement governing the subject matter as in effect from time to time, including, without limitation that certain Stockholder Agreement, dated March 21, 2001 (and such other restrictive legends as are required or deemed advisable under the provisions of any applicable law):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE ISRAELI SECURITIES LAW-1968, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED, OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR WITHOUT AN EXEMPTION THEREFROM.

THE RETENTION, SALE OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN STOCKHOLDERS AGREEMENT DATED JANUARY 31, AS AMENDED APRIL 20, 2002 BY AND AMONG THE STOCKHOLDERS OF THE COMPANY. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE CHIEF EXECUTIVE OFFICER OF THE COMPANY.”

f)	Removal of Legends. If, in the opinion of the Company and its counsel, any legend placed on a stock certificate representing Shares sold under this Agreement is no longer required, the holder of such certificate shall be entitled to exchange such certificate for a certificate representing the same number of Shares but without such legend.

g)	Administration. Any determination by the Company and its counsel in connection with any of the matters set forth in this Section 11 shall be conclusive and binding on the Grantee and all other persons.

12.	ADJUSTMENT OF SHARES.

In the event of any transaction described in Section 13.1 of the Plan, the terms of this Option (including, without limitation, the number and kind of Shares subject to this Option and the Exercise Price) shall be adjusted as set forth in Section 13.1 of the Plan. In the event that the Company is a party to a merger, consolidation, asset sale or such like transaction as specified in the Section 13.2 of the Plan, this Option shall be subject to the provisions thereof.

13.	MISCELLANEOUS PROVISIONS.

a)

Rights as a Stockholder. Neither the Grantee nor the Grantee’s representative shall have any rights as a stockholder with respect to any Shares subject to this Option until the Grantee or the Grantee’s representative becomes entitled to receive such Shares by filing a notice of exercise and paying the Exercise Price pursuant to Sections 4 and 5 hereof.

b)	Voting Proxy. Notwithstanding anything herein or in the Plan to the contrary including the provisions of Subsection (a) above and Section 6.9 of the Plan, and as a material precondition to the Company’s issuance of Options and Shares under the Plan, the Grantee shall execute an irrevocable proxy in the form attached hereto as Schedule A, appointing as the Grantee’s proxy, the Chairman of the Company’s Board of Directors, as appointed from time to time, or in his absence any other person designated by the Board with power of delegation (the “Proxy”). Unless the Proxy shall be directed otherwise by the Board, such Shares shall be voted by the Proxy in the same proportion as the result of the stockholders’ vote in respect of which the votes controlled by the Trustee are being cast. The Proxy, if so required by the Board, shall execute an irrevocable proxy appointing any person designated by the Board as its proxy with power of delegation. Any transfer of Shares from the Trustee to the Grantee shall be conditioned upon the execution by the Grantee of an irrevocable proxy, in the form attached hereto as Schedule A authorizing the Proxy to vote his Shares. Notwithstanding the foregoing, any irrevocable proxy granted pursuant hereto shall be of no force or effect upon the earlier of (i) the consummation of the Company’s Initial Public Offering or (ii) the consummation of a Merger/Sale, as such terms are defined in the Plan. Notwithstanding the above, California based Grantees shall be excluded from the provision of this Section 13(b) and shall not be obligated to execute such an irrevocable proxy.

c)	No Retention Rights. Nothing in this Option or in the Plan shall confer upon the Grantee any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Parent or Subsidiary employing or retaining the Grantee) or of the Grantee, which rights are hereby expressly reserved by each, to terminate his or her Service at any time for any reason, with or without cause.

d)	No Personal Tax Consultation. The Grantee acknowledges that the terms and conditions of this Agreement and of the Plan are not intended, and the Company hereby disclaim the responsibility, to advise or recommend to the Grantee of any tax benefits whatsoever, for which the Grantee shall seek personal tax consultation at the Grantee’s own expense and sole discretion. No representations have been made to the Grantee that any such benefits will be available as a result of the Grantee’s grant, acquisition, ownership, disposition or any other action whatsoever with respect to the Awards, as defined under the Plan. All tax consequences under any applicable law which may arise from the grant of any Options, restricted stock or shares, or in the case of an Option, from its exercise, from the sale or disposition of the shares or restricted stock or from any other act of the Grantee in connection with the foregoing shall be borne solely by the Grantee, and the Grantee shall indemnify the Company, and the Trustee, if applicable, and shall hold them harmless against and from any liability for any such tax or penalty, interest or indexation thereon or thereupon.

e)	Notice. Any notice required by the terms of this Agreement shall be given in writing and shall be deemed effective upon personal delivery or upon deposit with the domestic postal service, by registered or certified mail, with postage and fees prepaid. Notice shall be addressed to the Company at its principal executive office and to the Grantee at the address that he or she most recently provided to the Company.

f)

Entire Agreement. The Notice of Stock Option Grant, this Agreement and the Plan constitute the entire contract between the parties hereto with regard to the subject matter hereof. They supersede any other agreements, representations or understandings

(whether oral or written and whether express or implied) which relate to the subject matter hereof.

g)	Choice of Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, as such laws are applied to contracts entered into and performed in Delaware.

14. DEFINITIONS.

a)	“Agreement” shall mean this Stock Option Agreement.

b)	“Board of Directors” or “Board” shall mean the Board of Directors of the Company, as constituted from time to time or, if a Committee has been appointed, such Committee.

c)	“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

d)	“Committee” shall mean a committee of the Board of Directors, as described in Section 2 of the Plan.

e)	“Company” shall mean Riverhead Networks, Inc., a Delaware corporation.

f)	“Consultant” shall mean a person who performs bona fide services for the Company, a Parent or a Subsidiary as a consultant or advisor, excluding Employees, Service Provider and Outside Directors.

g)	“Date of Grant” shall mean, unless otherwise determined by the Board of Directors or the Committee, the date specified in the Notice of Stock Option Grant, which date shall be the later of (i) the date on which the Board of Directors resolved to grant this Option or (ii) the first day of the Grantee’s Service.

h)	“Disability” shall mean the inability of a Grantee to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than 12 months as determined by a medical doctor satisfactory to the Committee.

i)	“Employee” shall mean any individual who is an employee of the Company, a Parent or a Subsidiary.

j)	“Exercise Price” shall mean the amount for which one Share may be purchased upon exercise of this Option, as specified in the Notice of Stock Option Grant.

k)	“Fair Market Value” shall mean the fair market value of a Share, as determined by the Board of Directors in good faith. Such determination shall be conclusive and binding on all persons.

l)	“ISO” shall mean an employee incentive stock option described in Section 422(b) of the Code.

m)	“Nonstatutory Option” shall mean a stock option not described in Sections 422(b) or 423 (b) of the Code and not specified in the Notice of Stock Option Grant as a 102 Option or a 3(9) Option.

n)	“Notice of Stock Option Grant” shall mean the document so entitled to which this Agreement is attached.

o)	“Grantee” shall mean the individual named in the Notice of Stock Option Grant.

p)	“Outside Director” shall mean a member of the Board of Directors who is not an Employee or a Consultant.

q)	“Parent” shall mean any corporation (other than the Company) in an unbroken chain or corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

r)	“Plan” shall mean the Riverhead Networks, Inc. 2001 Stock Option and Restricted Stock Incentive Plan, as in effect on the Date of Grant.

s)	“Restricted Share” shall mean a Share that is subject to the Right of Repurchase.

t)	“Right of First Refusal” shall mean the Company’s right of first refusal described in Section 7.

u)	“Securities Act” shall mean the United States Securities Act of 1933, as amended.

v)	“Service” shall mean service as an Employee, Outside Director, Service Provider or Consultant.

w)	“Service Provider” shall mean a person who renders bona fide services to the Company, a Parent or a Subsidiary as a service provider, supplier, subcontractor or like, excluding Employees, Consultant and Outside Directors.

x)	“Share” shall mean one Common Stock of the Company, bearing a par value of US$ 0.01, as adjusted in accordance with Section 13 of the Plan (if applicable).

y)	“Subsidiary” shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

* * *

SCHEDULE A

IRREVOCABLE PROXY

As a material inducement to Riverhead Networks, Inc. (the “Company”) to grant me Awards, as defined in and under the 2001 Stock Option and Restricted Stock Incentive Plan of the Company (the “Plan”) and as a consideration to such grant, the undersigned, hereby irrevocably appoints the Chairman of the Board of Directors of the Company or any other person designated by the Board of Directors of the Company from time to time for such purpose (with the power of delegation) as my proxy, to represent me and to vote in my name at all annual or special meetings of the stockholders of the Company (including class meetings), to sign on my behalf any written consents of stockholders of the Company, and to receive all notices with respect to the above, with respect to the number of Shares (as defined in the Plan) owned by me at any time and from time to time.

Until the consummation of an Initial Public Offering (as defined in the Plan), any and all voting rights the undersigned may have with respect to the Shares shall be exercised exclusively by this proxy. This proxy shall terminate automatically and be of no further force or effect immediately after the consummation of an Initial Public Offering (as such term is defined under the Plan).

Signature:

Name:

Date:

EXERCISE NOTICE

Exercise of Option – effective as of today,             ,     , the undersigned (the “Grantee”) hereby elects to exercise Grantee’s Option to purchase              Ordinary Shares of Riverhead Networks, Inc. (hereinafter the “Company” and the “Shares”) pursuant to the Addendum to the 2001 Stock Option and Restricted Stock Incentive Plan (the “Plan”) and the Stock Option Agreement dated                     , (the “Option Agreement”).

Delivery of Payment – Grantee herewith delivers to the Company the full purchase price of the Shares, as set forth in the Option Agreement.

Trustee - Grantee herewith understands and acknowledges that the Shares issued upon the exercise of Grantee’s Options shall be allocated or issued to a trustee nominated by the company (the “Trustee”) and shall be held by the Trustee in accordance with the provisions of section 102 of the Israeli Income Tax Ordinance (New Version) 1961.

Representations of Grantee - Grantee acknowledges that Grantee has received, read and understood the Plan and the Addendum to the Plan and the Option Agreement and agrees to abide by and be bound by their terms and conditions.

Tax Consequences – Any tax consequences arising from the grant or exercise of any Option, from the payment for Shares covered thereby or from any other event or act (of the Company and/or its Affiliates and the Trustee or the Grantee), hereunder, shall be borne solely by the Grantee. The Company and/or its Affiliates, and/or the Trustee shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including the withholding of taxes at source. Furthermore, to the extent permitted by applicable law, the Grantee agrees to indemnify the Company and/or its Affiliates and/or the Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Grantee.

The Company and/or the Trustee shall not be required to release any Share certificate to a Grantee until all required payments have been fully made.

Submitted by:	Accepted by:

Grantee	Riverhead Networks, Inc.

Signature	By

Print Name	Title

Address:	Address: